SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

GLOBAL SIGNAL, INC.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

37944Q13
(CUSIP Number)

December 31, 2005
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill & Co., Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,543,978
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,543,978
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,543,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,543,978
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,543,978
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,543,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GCP Managing Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GCP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GCP 2000, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert F. Greenhill
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON * IN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Scott L. Bok
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert H. Niehaus
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,727,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,727,464
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,727,464
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12	TYPE OF REPORTING PERSON * IN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GCP SPV I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,422,194
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,422,194
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,422,194
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,980,630
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,980,630
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,980,630
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,920,318
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,920,318
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,920,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners (Executives), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 957,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 957,302
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 957,302
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 869,214
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 869,214
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 869,214
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GCP Managing Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 784,314
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 784,314
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 784,314
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 401,136
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 401,136
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 401,136
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners (Executives) II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,124
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,124
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,124
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners (Employees) II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 197,288
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 197,288
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,288
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37944Q13	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Greenhill Capital Partners (Cayman) II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 156,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 156,766
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 156,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

Item 1(a). Name of Issuer:

     Global Signal, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

     301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232-6427

Item 2(a). Name of Person Filing:

     This statement is filed jointly on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Greenhill & Co., Inc.
Greenhill Capital Partners, LLC
GCP Managing Partner, L.P.
GCP, L.P.
GCP 2000, LLC
GCP SPV I, LLC
Greenhill Capital Partners, L.P.
Greenhill Capital, L.P.
Greenhill Capital Partners (Executives), L.P.
Greenhill Capital Partners (Cayman), L.P.
Robert F. Greenhill
Scott L. Bok
Robert H. Niehaus
GCP Managing Partner II, L.P.
Greenhill Capital Partners II, L.P.
Greenhill Capital Partners (Executives) II, L.P.
Greenhill Capital Partners (Employees) II L.P.
Greenhill Capital Partners (Cayman) II, L.P.

     The filing persons are filing this Schedule 13G jointly pursuant to a Joint Filing Agreement attached hereto as Exhibit 1.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principle business office of all filing persons identified in this Schedule 13G is:

     300 Park Avenue, New York, NY 10022.

Item 2(c). Citizenship:

     See item 4 on Cover Pages to this Schedule 13G.

Item 2(d). Title of Class of Securities:

     Common Stock, $0.01 par value per share

Item 2(e). CUSIP Number:

     37944Q13

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person’s name in the table in Item 4(c) below.

     (a) Amount beneficially owned:

     Greenhill Capital Partners, LLC, whose sole member is Greenhill & Co., Inc., is the general partner of GCP Managing Partner, L.P. GCP Managing Partner, L.P. may be deemed to indirectly beneficially own 9,727,464 shares of Common Stock by virtue of its relationship with the record owners of Common Stock as described herein.

     GCP 2000, LLC, is the general partner of GCP, L.P. GCP 2000, LLC is in turn controlled by its Senior Members, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus, who is also the Vice Chairman of the Board of Directors of the Issuer. Each of these entities and persons may be deemed to indirectly beneficially own 9,727,464 shares of Common Stock by virtue of its or his relationship with the record owners of Common Stock as described herein. Separately, Robert H. Niehaus individually is the direct record owner of 104,500 shares of Common Stock and the indirect record owner of 144,500 shares of Common Stock held by the Robert and Kate Niehaus Foundation, of which he is the President.

     GCP Managing Partner, L.P. and GCP, L.P. are general partners of the following entities: Greenhill Capital Partners, L.P. (“GCP Delaware”), which directly owns 727,990 shares of the common stock of the Issuer (the "Common Stock") and also holds immediately exercisable options to purchase 79,476 shares of Common Stock, Greenhill Capital Partners (Executives), L.P. (“GCP Executives”), which directly owns 112,072 shares of Common Stock and also holds immediately exercisable options to purchase 12,544 shares of Common Stock, Greenhill Capital, L.P. (“GCP Employees”), which directly owns 232,388 shares of Common Stock and also holds immediately exercisable options to purchase 25,424 shares of Common Stock, and Greenhill Capital Partners (Cayman), L.P. (“GCP Cayman”), which directly owns 104,020 shares of Common Stock and also holds immediately exercisable options to purchase 11,356 shares of Common Stock. GCP SPVI, LLC, a Limited Liability Company whose members are GCP Delaware, GCP Executives, GCP Cayman and GCP Employees, directly owns 8,422,194 shares of Common Stock.

     Greenhill Capital Partners, LLC, whose sole member (as noted above) is Greenhill & Co., Inc., is also the general partner of GCP Managing Partner II, L.P. GCP Managing Partner II, L.P. is the general partner of Greenhill Capital Partners II, L.P., which directly owns 401,136 shares of Common Stock, Greenhill Capital Partners (Executives) II, L.P., which directly owns 29,124 shares of Common Stock, Greenhill Capital Partners (Employees) II L.P., which directly owns 197,288 shares of Common Stock and Greenhill Capital Partners (Cayman) II, L.P., which directly owns 156,766 shares of Common Stock.

     Greenhill Capital Partners, LLC, whose sole member (as noted above) is Greenhill & Co., Inc., is the direct record owner of 32,200 shares of Common Stock, and may be deemed to indirectly beneficially own 10,511,778 shares of Common Stock by virtue of its relationship with the record owners of Common Stock as described herein. Similarly, Greenhill & Co., Inc. may be deemed to indirectly beneficially own 10,543,978 shares of Common Stock by virtue of its relationship with the record owners of Common Stock as described herein.

     Each reporting person disclaims beneficial ownership of the reported securities except and to the extent of its pecuniary interest therein.

     (b) Percent of class: (1)

Greenhill & Co., Inc.	15.4%
Greenhill Capital Partners, LLC	15.4%
GCP Managing Partner, L.P.	14.2%
GCP, L.P.	14.2%
GCP 2000, LLC	14.2%
Robert F. Greenhill	14.2%
Scott L. Bok	14.2%
Robert H. Niehaus	14.2%
GCP SPV I, LLC	12.3%
Greenhill Capital Partners, L.P.	8.7%
Greenhill Capital, L.P.	2.8%
Greenhill Capital Partners (Executives), L.P.	1.4%
Greenhill Capital Partners (Cayman), L.P.	1.3%
GCP Managing Partner II, L.P.	1.1%
Greenhill Capital Partners II, L.P.	0.6%

Greenhill Capital Partners (Executives) II, L.P.	0.04%
Greenhill Capital Partners (Employees) II L.P.	0.3%
Greenhill Capital Partners (Cayman) II, L.P.	0.2%

(1)	All percentages herein are based on 68,619,155 shares of Common Stock reported to be outstanding as of November 4, 2005, as reported on Form 10-Q filed with the SEC by the Issuer for the quarter ended September 30, 2005.

     (c) Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote	(ii) Shared power to vote or to direct the vote	(iii) Sole power to dispose or to direct the disposition	(iv) Shared power to dispose or to direct the disposition of

Greenhill & Co., Inc.	-0-	10,543,978	-0-	10,543,978
Greenhill Capital Partners,	-0-	10,543,978	-0-	10,543,978
LLC
GCP Managing Partner,	-0-	9,727,464	-0-	9,727,464
L.P.
GCP, L.P.	-0-	9,727,464	-0-	9,727,464
GCP 2000, LLC	-0-	9,727,464	-0-	9,727,464
Robert F. Greenhill	-0-	9,727,464	-0-	9,727,464
Scott L. Bok	-0-	9,727,464	-0-	9,727,464
Robert H. Niehaus	-0-	9,727,464	-0-	9,727,464
GCP SPV I, LLC	-0-	8,422,194	-0-	8,422,194
Greenhill Capital Partners,	-0-	5,980,630	-0-	5,980,630
L.P.
Greenhill Capital L.P.	-0-	1,920,318	-0-	1,920,318
Greenhill Capital Partners	-0-	957,302	-0-	957,302
(Executives), L.P.
Greenhill Capital Partners	-0-	869,214	-0-	869,214
(Cayman), L.P.
GCP Managing Partner II,	-0-	784,314	-0-	784,314
L.P.
Greenhill Capital Partners	-0-	401,136	-0-	401,136
II, L.P.
Greenhill Capital Partners	-0-	29,124	-0-	29,124
(Executives) II, L.P.

Greenhill Capital Partners	-0-	197,288	-0-	197,288
(Employees) II L.P.,
Greenhill Capital Partners	-0-	156,766	-0-	156,766
(Cayman) II, L.P.

Item 5. Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     Not applicable.

SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                Date: February 14, 2006

GREENHILL & CO., INC.

By:	/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Co-President

GREENHILL CAPITAL PARTNERS, LLC

By:	/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GCP MANAGING PARTNER, L.P.

By:	Greenhill Capital Partners, LLC, its general partner

/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GCP, L.P.

By:	GCP 2000, LLC, its general partner

/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GCP 2000, LLC

By:	/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GREENHILL CAPITAL PARTNERS, L.P.
GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.
GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GCP SPV I, LLC

By:	GCP Managing Partner, L.P., as manager

By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ Ulrika Ekman

	Name:	Ulrika Ekman
	Title:	Secretary

ROBERT F. GREENHILL

/s/ Robert F. greenhill

SCOTT L. BOK

/s/ Scott L. Bok

ROBERT H. NIEHAUS

/s/ Robert H. Niehaus

GCP MANAGING PARTNER II, L.P.

By:	Greenhill Capital Partners, LLC, its general partner

/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director

GREENHILL CAPITAL PARTNERS II, L.P.
GREENHILL CAPITAL PARTNERS (CAYMAN) II, L.P.
GREENHILL CAPITAL PARTNERS (EXECUTIVES) II, L.P.
GREENHILL CAPITAL II, L.P.

By:	GCP Managing Partner II, L.P., as managing general partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ Scott L. Bok

	Name:	Scott L. Bok
	Title:	Managing Director